Exhibit 99.1

IMS Health and Quintiles Announce Key Officers for Merged Company

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--August 29, 2016--IMS Health Holdings, Inc. (NYSE:IMS) and Quintiles Transnational Holdings Inc. (NYSE:Q) today announced key senior management roles in the future Quintiles IMS corporate leadership team, subject to the completion of the merger.

Senior functional leaders reporting to Chairman and Chief Executive Officer Ari Bousbib will include Michael McDonnell, EVP and Chief Financial Officer; James Erlinger, EVP and General Counsel; and Trudy Stein, EVP and Chief Human Resources Officer.

Global business leaders reporting to Mr. Bousbib will include, for the clinical research business, Tom Pike, Vice Chairman and President, Research & Development Solutions; and for the commercial business, Kevin Knightly, President, Information and Technology Solutions; José Luis Fernández, President, Global Services; Jon Resnick, President, Real-World Insights; and Scott Evangelista, President, Contract Sales Organization.

“I am proud to be part of a leadership team with deep industry knowledge, a proven track record of success and a commitment to transforming healthcare for the better,” said Ari Bousbib. “That commitment extends across the 50,000 talented professionals who will soon become part of one global team. Together, we are making excellent progress on our integration planning and are confident that we will be ready for a strong start on day one of the merger.”

About IMS Health

IMS Health (NYSE:IMS) is a leading global information and technology services company providing clients in the healthcare industry with end-to-end solutions to measure and improve their performance. Our 7,000 services experts connect configurable SaaS applications to 15+ petabytes of complex healthcare data in the IMS One™ cloud platform, delivering unique insights into diseases, treatments, costs and outcomes. The company’s 15,000 employees blend global consistency and local market knowledge across 100 countries to help clients run their operations more efficiently. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

About Quintiles

Quintiles (NYSE:Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the Fortune 500 and has been named to Fortune’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, IMS Health and Quintiles have filed documents with the SEC, including the filing by Quintiles of a registration statement on Form S-4 that includes a joint proxy statement that also constitutes a prospectus of Quintiles. The registration statement, as amended, was declared effective on August 15, 2016 by the SEC. Quintiles filed the definitive joint proxy statement/prospectus with the SEC on August 16, 2016. On August 19, 2016, each of IMS Health and Quintiles mailed that document to their respective shareholders and may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which IMS Health or Quintiles may file with the SEC. Investors and security holders of IMS Health and Quintiles are urged to read the registration statement, the joint proxy statement/prospectus and any other relevant documents, as well as any amendments or supplements to these documents, carefully and in their entirety when they become available because they will contain important information. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by IMS Health and Quintiles through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of IMS Health or Quintiles at the following:

IMS Health	Quintiles
ir@imshealth.com	InvestorRelations@quintiles.com
+1.203.448.4600	+1.919.998.2590
Investor Relations	4820 Emperor Boulevard
83 Wooster Heights RD	PO Box 13979
Danbury, CT, 06810	Durham, North Carolina 27703

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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CONTACT:
IMS Health Media Relations
Tor Constantino, +1-484-567-6732
tconstantino@us.imshealth.com
or
IMS Health Investor Relations
Tom Kinsley, +1-203-448-4691
tkinsley@imshealth.com
or
Quintiles Media Relations
Phil Bridges, +1-919-998-1653
phil.bridges@quintiles.com
or
Quintiles Investor Relations
Todd Kasper, +1-919-998-2590
InvestorRelations@quintiles.com